EXHIBIT 99.1

Enterprise Products GP, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2009

ENTERPRISE PRODUCTS GP, LLC

ENTERPRISE PRODUCTS GP, LLC
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2009
(Dollars in millions)

ASSETS
Current assets:
Cash and cash equivalents	$41.6
Restricted cash	244.5
Accounts and notes receivable – trade, net of allowance for doubtful accounts of $14.8	1,084.4
Accounts receivable – related parties	55.0
Inventories	520.0
Derivative assets (see Note 4)	241.3
Prepaid and other current assets	103.9
Total current assets	2,290.7
Property, plant and equipment, net	13,505.7
Investments in and advances to unconsolidated affiliates	935.6
Intangible assets, net of accumulated amortization of $451.1	834.4
Goodwill	706.9
Deferred tax asset	0.7
Other assets	161.3
Total assets	$18,435.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable – trade	$397.0
Accounts payable – related parties	22.0
Accrued product payables	1,079.0
Accrued expenses	56.8
Accrued interest	110.6
Derivative liabilities (see Note 4)	339.0
Other current liabilities	281.4
Total current liabilities	2,285.8
Long-term debt: (see Note 9)
Senior debt obligations – principal	8,015.9
Junior subordinated notes – principal	1,232.7
Other	58.7
Total long-term debt	9,307.3
Deferred tax liabilities	67.3
Other long-term liabilities	79.6
Commitments and contingencies
Equity: (see Note 10)
Member’s interest	531.9
Accumulated other comprehensive loss	(2.8)
Total member’s equity	529.1
Noncontrolling interest	6,166.2
Total equity	6,695.3
Total liabilities and equity	$18,435.3

See Notes to Unaudited Condensed Consolidated Balance Sheet.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1.  Company Organization

Company Organization

Enterprise Products GP, LLC is a Delaware limited liability company that was formed in April 1998 to become the general partner of Enterprise Products Partners L.P.  The business purpose of Enterprise Products GP, LLC is to manage the affairs and operations of Enterprise Products Partners L.P.  At March 31, 2009, Enterprise GP Holdings L.P. owned 100% of the membership interests of Enterprise Products GP, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “the Company” are intended to mean and include the business and operations of Enterprise Products GP, LLC, as well as its consolidated subsidiaries, which include Enterprise Products Partners L.P. and its consolidated subsidiaries.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries.  Enterprise Products Partners is a publicly traded Delaware limited partnership, the registered common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.”  References to “EPGP” mean Enterprise Products GP, LLC, individually as the general partner of Enterprise Products Partners, and not on a consolidated basis.  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  Enterprise Products Partners and EPO were formed to acquire, own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO, Inc.

References to “Enterprise GP Holdings” mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.  Enterprise GP Holdings is a publicly traded Delaware limited partnership, the registered units of which are listed on the NYSE under the ticker symbol “EPE.”  References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded limited partnership, the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by Enterprise GP Holdings.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries.  References to “LE GP” mean LE GP, LLC, which is the general partner of Energy Transfer Equity.  Enterprise GP Holdings owns noncontrolling interests in both LE GP and Energy Transfer Equity.  Enterprise GP Holdings accounts for its investments in LE GP and Energy Transfer Equity using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”), Enterprise Unit L.P. (“Enterprise Unit”) and EPCO Unit L.P. (“EPCO Unit”), collectively, which are privately-held affiliates of EPCO, Inc.

References to “EPCO” mean EPCO, Inc. and its wholly-owned privately-held affiliates, which are related parties to all of the foregoing named entities.  Dan L. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

For financial reporting purposes, Enterprise Products Partners consolidates the balance sheet of Duncan Energy Partners L.P. (“Duncan Energy Partners”) with that of its own.  Enterprise Products Partners controls Duncan Energy Partners through the ownership of its general partner, DEP Holdings,

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

LLC (“DEP GP”).  Public ownership of Duncan Energy Partners’ net assets is presented as a component of noncontrolling interest in our Unaudited Condensed Consolidated Balance Sheet.  The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, neither Enterprise Products Partners nor EPGP have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

Basis of Presentation

EPGP owns a 2% general partner interest in Enterprise Products Partners, which conducts substantially all of its business.  EPGP has no independent operations and no material assets outside those of Enterprise Products Partners.  The number of reconciling items between our consolidated balance sheet and that of Enterprise Products Partners are few.  The most significant difference is that relating to noncontrolling interest ownership in our net assets by the limited partners of Enterprise Products Partners, and the elimination of our investment in Enterprise Products Partners with our underlying capital account in Enterprise Products Partners.

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our Unaudited Condensed Consolidated Balance Sheet.  This new standard requires, among other things, that noncontrolling interests be presented as a component of equity on our Unaudited Condensed Consolidated Balance Sheet (i.e., elimination of the “mezzanine” presentation previously used for minority interest).

The Consolidated Balance Sheet included in the Current Report on Form 8-K reflects the changes required by SFAS 160.

Note 2.  General Accounting Matters

Estimates

Preparing our Unaudited Condensed Consolidated Balance Sheet in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts presented in the balance sheet (i.e. assets and liabilities) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

Recent Accounting Developments

The following information summarizes recently issued accounting guidance since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 12, 2009, that will or may affect our future financial statements.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance in the form of FASB Staff Positions (“FSPs”) in an effort to clarify certain fair value accounting rules.   FSP Financial Accounting Standard (“FAS”) 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, establishes a process to determine whether a market is not active and a transaction is not distressed.   FSP FAS 157-4 states that companies should look at several factors and use judgment to ascertain if a formerly active market has become inactive.   When estimating fair value, FSP FAS 157-4 requires companies to place more weight on observable transactions determined to be orderly and less weight on transactions for which there is insufficient information to determine whether the transaction is

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

orderly (entities do not have to incur undue cost and effort in making this determination).   The FASB also issued FSP FAS 107-1 and APB 28-1, Interim Disclosures About Fair Value of Financial Instruments.  This FSP requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report.  Previously, this was only an annual requirement.  We will adopt these FSPs effective July 1, 2009.  We do not expect that this new guidance will have a material impact on our Unaudited Condensed Consolidated Balance Sheet.

Restricted Cash

Restricted cash represents amounts held in connection with our commodity derivative instruments portfolio and New York Mercantile Exchange (“NYMEX”) physical natural gas purchases.  Additional cash may be restricted to maintain our positions as commodity prices fluctuate or deposit requirements change.  At March 31, 2009, our restricted cash amount was $244.5 million.  See Note 4 for additional information regarding derivative instruments and hedging activities.

Note 3.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R), Share-Based Payment.  Such awards were not material to our consolidated financial position for the period presented.

Certain key employees of EPCO participate in long-term incentive compensation plans managed by EPCO.  We record our pro rata share of such costs based on the percentage of time each employee spends on our consolidated business activities.

EPCO 1998 Long-Term Incentive Plan

The EPCO 1998 Long-Term Incentive Plan (“EPCO 1998 Plan”) provides for the issuance of up to 7,000,000 of Enterprise Products Partners’ common units.   After giving effect to the issuance or forfeiture of option awards and restricted unit awards through March 31, 2009, a total of 1,273,924 additional common units could be issued under the EPCO 1998 Plan.

Unit option awards.  The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Strike Price	Contractual	Intrinsic
	Units	(dollars/unit)	Term (in years)	Value (1)
Outstanding at December 31, 2008	2,168,500	$26.32
Granted (2)	30,000	20.08
Exercised	(10,000)	9.00
Forfeited	(365,000)	26.38
Outstanding at March 31, 2009	1,823,500	26.30	5.0	$0.7
Options exercisable at
March 31, 2009	418,500	21.14	4.1	$0.7

(1)   Aggregate intrinsic value reflects fully vested unit options at March 31, 2009.
(2)   Aggregate grant date fair value of these unit options issued during 2009 was $0.2 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $20.08 per unit; (ii) expected life of options of 5.0 years; (iii) risk-free interest rate of 1.8%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 10%; and (v) expected unit price volatility on Enterprise Products Partners’ common units of 72.8%.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The total intrinsic value of option awards exercised during the three months ended March 31, 2009 was $0.1 million.

During the three months ended March 31, 2009, we received cash of $0.1 million from the exercise of option awards granted under the EPCO 1998 Plan.  Conversely, our option-related reimbursements to EPCO during this period were $0.1 million.

Restricted unit awards.  The following table summarizes information regarding Enterprise Products Partners restricted unit awards under the EPCO 1998 Plan for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2008	2,080,600
Granted (2)	19,000	$17.99
Vested	(11,000)	26.95
Forfeited	(136,200)	29.37
Restricted units at March 31, 2009	1,952,400

(1)   Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)   Aggregate grant date fair value of restricted unit awards issued during 2009 was $0.3 million based on grant date market prices of Enterprise Products Partners’ common units ranging from $20.08 to $22.06 per unit and an estimated forfeiture rate ranging between 4.6% and 17%.

The total fair value of restricted unit awards that vested during the three months ended March 31, 2009 was $0.3 million.

Phantom unit awards and distribution equivalent rights.  No phantom unit awards or distribution equivalent rights have been issued as of March 31, 2009 under the EPCO 1998 Plan.

Enterprise Products 2008 Long-Term Incentive Plan

The Enterprise Products 2008 Long-Term Incentive Plan (“EPD 2008 LTIP”) provides for the issuance of up to 10,000,000 of Enterprise Products Partners’ common units.  After giving effect to the issuance or forfeiture of option awards through March 31, 2009, a total of 8,600,000 additional common units could be issued under the EPD 2008 LTIP.

Unit option awards.  The following table presents unit option activity under the EPD 2008 LTIP for the periods indicated:

			Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Outstanding at December 31, 2008	795,000	$30.93
Granted (1)	695,000	22.06
Forfeited	(90,000)	30.93
Outstanding at March 31, 2009	1,400,000	26.53	5.3

(1)   Aggregate grant date fair value of these unit options issued during 2009 was $3.8 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $22.06 per unit; (ii) expected life of options of 5.0 years; (iii) risk-free interest rate of 1.8%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 10%; (v) expected unit price volatility on Enterprise Products Partners’ common units of 72%; and (vi) an estimated forfeiture rate of 17%.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Phantom unit awards.  There were a total of 4,400 phantom units outstanding at March 31, 2009 under the EPD 2008 LTIP.  These awards cliff vest in 2011.  At March 31, 2009 we had an immaterial amount of accrued liability for compensation related to these phantom unit awards.

DEP GP Unit Appreciation Rights

At March 31, 2009, we had a total of 90,000 outstanding unit appreciation rights (“UARs”) granted to non-employee directors of DEP GP that cliff vest in 2012.  If a director resigns prior to vesting, his UAR awards are forfeited.  At March 31, 2009, we had an immaterial amount of accrued liability for compensation related to these UARs.

Note 4.  Derivative Instruments and Hedging Activities

In the course of our normal business operations, we are exposed to certain risks, including changes in interest rates, commodity prices and, to a limited extent, foreign exchange rates. In order to manage risks associated with certain identifiable and anticipated transactions, we use derivative instruments. Derivatives are financial instruments whose fair value is determined by changes in a specified benchmark such as interest rates, commodity prices or currency values.  Typical derivative instruments include futures, forward contracts, swaps and other instruments with similar characteristics.  Substantially all of our derivatives are used for non-trading activities.

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, requires companies to recognize derivative instruments at fair value as either assets or liabilities on the balance sheet.  While the standard requires that all derivatives be reported at fair value on the balance sheet, changes in fair value of the derivative instruments will be reported in different ways depending on the nature and effectiveness of the hedging activities to which they are related.  After meeting specified conditions, a qualified derivative may be specifically designated as a total or partial hedge of:

▪	Changes in the fair value of a recognized asset or liability, or an unrecognized firm commitment,

▪	Variable cash flows of a forecasted transaction,

▪	Foreign currency exposure, such as through an unrecognized firm commitment.

An effective hedge is one in which the change in fair value of a derivative instrument can be expected to offset 80% to 125% of changes in the fair value of a hedged item at inception and throughout the life of the hedging relationship.   The effective portion of a hedge is the amount by which the derivative instrument exactly offsets the change in fair value of the hedged item during the reporting period.  Conversely, ineffectiveness represents the change in the fair value of the derivative instrument that does not exactly offset the change in the fair value of the hedged item.  Ineffectiveness can be caused by, among other things, changes in the timing of forecasted transactions or a mismatch of terms between the derivative instrument and the hedged item.

On January 1, 2009, we adopted the disclosure requirements of SFAS 161, Disclosures About Derivative Financial Instruments and Hedging Activities.   SFAS 161 requires enhanced qualitative and quantitative disclosure requirements regarding derivative instruments.  This footnote reflects the new disclosure standard.

Interest Rate Derivative Instruments

We utilize interest rate swaps, treasury locks and similar derivative instruments to manage our exposure to changes in the interest rates of certain consolidated debt agreements.  This strategy is a component in controlling our cost of capital associated with such borrowings.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

The following table summarizes our interest rate derivative instruments outstanding at March 31, 2009, all of which were designated as hedging instruments under SFAS 133:

	Number and Type of	Notional	Period of	Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Swap	Treatment
Enterprise Products Partners:
Senior Notes C	1 fixed-to-floating swaps	$100.0	1/04 to 2/13	6.4% to 3.5%	Fair value hedge
Senior Notes G	3 fixed-to-floating swaps	$300.0	10/04 to 10/14	5.6% to 5.3%	Fair value hedge
Duncan Energy Partners:
Variable-interest rate borrowings	3 floating-to-fixed swaps	$175.0	9/07 to 9/10	1.2% to 4.6%	Cash flow hedge

At times, we may use treasury lock derivative instruments to hedge the underlying U.S. treasury rates related to forecasted issuances of debt.

In the first quarter of 2009, we entered into two forward starting interest rate swaps to hedge the underlying benchmark interest payments related to the forecasted issuances of debt.

	Number and Type of	Notional	Period of	Average Rate	Accounting
Hedged Transaction	Derivative Employed	Amount	Hedge	Locked	Treatment
Enterprise Products Partners:
Future debt offering	1 forward starting swap	$50.0	6/10 to 6/20	3.293%	Cash flow hedge
Future debt offering	1 forward starting swap	$150.0	2/11 to 2/21	3.4615%	Cash flow hedge

For information regarding consolidated fair value amounts of interest rate derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts” within this Note 4.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Commodity Derivative Instruments

The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, demand, general market uncertainty and a variety of additional factors that are beyond our control. In order to manage the price risk associated with such products, we enter into commodity derivative instruments such as forwards, basis swaps and futures contracts. The following table summarizes our commodity derivative instruments outstanding at March 31, 2009:

	Volume (1)		Accounting
Derivative Purpose	Current	Long-Term (2)	Treatment
Derivatives designated as hedging instruments under SFAS 133:
Enterprise Products Partners:
Natural gas processing:
Forecasted natural gas purchases for plant thermal reduction (“PTR”) (3)	44.0 Bcf	n/a	Cash flow hedge
Forecasted NGL sales	3.2 MMBbls	n/a	Cash flow hedge
Octane enhancement:
Forecasted purchases of natural gas liquids	0.2 MMBbls	n/a	Cash flow hedge
Natural gas liquids inventory management activities	n/a	0.1 MMBbls	Cash flow hedge
Forecasted sales of octane enhancement products	1.7 MMBbls	n/a	Cash flow hedge
Natural gas marketing:
Natural gas storage inventory management activities	2.3 Bcf	n/a	Fair value hedge
NGL marketing:
Forecasted purchases of NGLs and related hydrocarbon products	3.1 MMBbls	n/a	Cash flow hedge
Forecasted sales of NGLs and related hydrocarbon products	2.5 MMBbls	1.2 MMBbls	Cash flow hedge

Derivatives not designated as hedging instruments under SFAS 133:
Enterprise Products Partners:
Natural gas risk management activities (4,5)	244.1 Bcf	n/a	Mark-to-market
Duncan Energy Partners:
Natural gas risk management activities (5)	1.8 Bcf	n/a	Mark-to-market

(1)   Volume for derivatives designated as hedging instruments reflects the total amount of volumes hedged whereas volume for derivatives not designated as hedging instruments reflect the absolute value of derivative notional volumes.
(2)   The maximum term for derivatives reflected in the long-term column is December 2010.
(3)   PTR represents the British thermal units (“Btu”) equivalent of the NGLs extracted from natural gas by a processing plant, and includes the natural gas used as plant fuel to extract those liquids, plant flare and other shortages.  See the discussion below for the primary objective of this strategy.
(4)   Volume includes approximately 63.7 billion cubic feet (“Bcf”) of physical derivative instruments that are predominantly index plus a premium or minus a discount.
(5)   Reflects the use of derivative instruments to manage risks associated with natural gas pipeline, processing and storage assets.

The table above does not include additional hedges of forecasted NGL sales executed under contracts that have been designated as normal purchase and sale agreements under SFAS 133.   At March 31, 2009, the volume hedged under these contracts was 11.7 million barrels (“MMBbls”).

Certain of our derivative instruments do not meet the hedge accounting requirements of SFAS 133 and are accounted for as economic hedges using mark-to-market accounting.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Our predominant hedging strategy is a program to hedge a portion of our margin from natural gas processing.  The objective of this strategy is to hedge a level of gross margins associated with the NGL forward sales contracts (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) by locking in the cost of natural gas used for PTR through the use of commodity derivative instruments.  This program consists of:

▪	the forward sale of a portion of our expected equity NGL production at fixed prices through 2009, and

▪	the purchase, using commodity derivative instruments, of the amount of natural gas expected to be consumed as PTR in the production of such equity NGL production.

At March 31, 2009, this program had hedged future expected estimated gross margins (before plant operating expenses) of $347.7 million on 14.9 MMBbls of forecasted NGL forward sales transactions extending through 2009.

For information regarding consolidated fair value amounts of commodity derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts” within this Note 4.

Foreign Currency Derivative Instruments

We are exposed to foreign currency exchange risk in connection with our NGL marketing activities in Canada.  As a result, we could be adversely affected by fluctuations in currency rates between the U.S. dollar and Canadian dollar.  In order to manage this risk, we may enter into foreign exchange purchase contracts to lock in the exchange rate.  Prior to 2009, these derivative instruments were accounted for using mark-to-market accounting.  Beginning with the first quarter of 2009, these transactions were accounted for as cash flow hedges.

In addition, we were exposed to foreign currency exchange risk in connection with a term loan denominated in Japanese yen (see Note 9).  We entered into this loan agreement in November 2008 and the loan matured in March 2009.  The derivative instrument used to hedge this risk was accounted for as a cash flow hedge and settled upon repayment of the loan.

We had one foreign currency derivative instrument with a notional amount of $1.7 million Canadian outstanding at March 31, 2009.  The fair market value of this instrument was de minimis at March 31, 2009.

For information regarding consolidated fair value amounts on foreign currency derivative instruments and related hedged items, see “Tabular Presentation of Fair Value Amounts” within this Note 4.

Credit-Risk Related Contingent Features in Derivative Instruments

           A limited number of our commodity derivative instruments include provisions related to credit ratings and/or adequate assurance clauses.  A credit rating provision provides for a counterparty to demand immediate full or partial payment to cover a net liability position upon the loss of a stipulated credit rating. An adequate assurance clause provides for a counterparty to demand immediate full or partial payment to cover a net liability position should reasonable grounds for insecurity arise with respect to contractual performance by either party.  At March 31, 2009, the aggregate fair value of our over-the-counter derivative instruments in a net liability position was $0.1 million however this position was not subject to credit rating contingent features or adequate assurance clauses.  The potential for derivatives with contingent features to enter a net liability position may change in the future as positions and prices fluctuate.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Tabular Presentation of Fair Value Amounts

The following table provides a balance sheet overview of our derivative assets and liabilities at March 31, 2009:

	Asset Derivatives		Liability Derivatives
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Derivatives designated as hedging instruments under SFAS 133
Interest rate derivatives	Derivative assets	$7.0	Derivative liabilities	$4.6
Interest rate derivatives	Other assets	38.5	Other liabilities	4.5
Total interest rate derivatives		45.5		9.1
Commodity derivatives	Derivative assets	152.2	Derivative liabilities	263.2
Commodity derivatives	Other assets	2.3	Other liabilities	--
Total commodity derivatives (1)		154.5		263.2
Total derivatives designated as hedging instruments		$200.0		$272.3

Derivatives not designated as hedging instruments under SFAS 133
Commodity derivatives	Derivative assets	$82.1	Derivative liabilities	$71.2
Commodity derivatives	Other assets	--	Other liabilities	0.3
Total commodity derivatives		82.1		71.5
Foreign currency derivatives	Derivative assets	--	Derivative liabilities	--
Total derivatives not designated as hedging instruments		$82.1		$71.5

(1)   Represent commodity derivative instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

SFAS 157 – Fair Value Measurements

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.  The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at March 31, 2009.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Interest rate derivative instruments	$--	$45.5	$--	$45.5
Commodity derivative instruments	20.5	179.0	37.1	236.6
Total	$20.5	$224.5	$37.1	$282.1

Financial liabilities:
Interest rate derivative instruments	$--	$9.1	$--	$9.1
Commodity derivative instruments	29.2	302.5	3.0	334.7
Total	$29.2	$311.6	$3.0	$343.8

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities since December 31, 2008:

Balance, January 1	$32.6
Total gains (losses) included in:
Net income (1)	12.5
Other comprehensive income (loss)	1.5
Purchases, issuances, settlements	(12.5)
Balance, March 31	$34.1

We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  Our adoption of this guidance had no impact on our financial position.

Note 5.  Inventories

Our inventory amounts were as follows at March 31, 2009:

Working inventory (1)	$279.5
Forward sales inventory (2)	240.5
Total inventory	$520.0

(1)   Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in providing services.
(2)   Forward sales inventory consists of identified NGL and natural gas volumes dedicated to the fulfillment of forward sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  We value our inventories at the lower of average cost or market.

Due to fluctuating commodity prices in the NGL, natural gas and petrochemical industry, we recognize lower of cost or market adjustments when the carrying value of our inventories exceed their net realizable value.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 6.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at March 31, 2009:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	3-45 (5)	$13,544.7
Underground and other storage facilities (2)	5-35 (6)	925.1
Platforms and facilities (3)	20-31	634.8
Transportation equipment (4)	3-10	38.3
Land		58.7
Construction in progress		792.0
Total		15,993.6
Less accumulated depreciation		2,487.9
Property, plant and equipment, net		$13,505.7

(1)   Plants and pipelines include processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.
(2)   Underground and other storage facilities include underground product storage caverns; storage tanks; water wells; and related assets.
(3)   Platforms and facilities include offshore platforms and related facilities and other associated assets.
(4)   Transportation equipment includes vehicles and similar assets used in our operations.
(5)   In general, the estimated useful lives of major components of this category are as follows: processing plants, 20-35 years; pipelines, 18-45 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings, 20-35 years; and laboratory and shop equipment, 5-35 years.
(6)   In general, the estimated useful lives of major components of this category are as follows: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

We recorded $12.1 million in capitalized interest during the three months ended March 31, 2009.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of certain tangible long-lived assets that result from acquisitions, construction, development and/or normal operations.  The following table presents information regarding our AROs since December 31, 2008.

ARO liability balance, December 31, 2008	$37.7
Liabilities incurred	0.4
Liabilities settled	(6.5)
Revisions in estimated cash flows	6.0
Accretion expense	0.5
ARO liability balance, March 31, 2009	$38.1

Property, plant and equipment at March 31, 2009 includes $10.1 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 7.  Investments in and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  Our investments in and advances to unconsolidated affiliates are grouped according to the business segment to which they relate.  See Note 11 for a general discussion of our business segments.  The following table shows our investments in and advances to unconsolidated affiliates at March 31, 2009.

	Ownership
	Percentage at
	March 31,
	2009
NGL Pipelines & Services:
Venice Energy Service Company, L.L.C.	13.1%	$31.1
K/D/S Promix, L.L.C. (“Promix”)	50%	46.6
Baton Rouge Fractionators LLC	32.2%	24.6
Skelly-Belvieu Pipeline Company, L.L.C.	49%	36.3
Onshore Natural Gas Pipelines & Services:
Jonah Gas Gathering Company (“Jonah”)	19.4%	252.6
Evangeline (1)	49.5%	4.8
White River Hub, LLC	50%	26.8
Offshore Pipelines & Services:
Poseidon Oil Pipeline, L.L.C. (“Poseidon”)	36%	58.2
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	249.1
Deepwater Gateway, L.L.C.	50%	103.0
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	51.1
Nemo Gathering Company, LLC	33.9%	--
Texas Offshore Port System (2)	33.3%	35.2
Petrochemical Services:
Baton Rouge Propylene Concentrator, LLC	30%	12.5
La Porte (3)	50%	3.7
Total		$935.6

(1)   Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(2)   Balance at March 31, 2009 includes $1.1 million in receivables related to construction activities performed on behalf of the Texas Offshore Port System. We expect the Texas Offshore Port System to remit payment for these predissociation matters. See Note 15 for a subsequent event regarding the Texas Offshore Port System.
(3)   Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

Our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway and Jonah included excess cost amounts totaling $43.2 million at March 31, 2009, all of which were attributable to the fair value of the underlying tangible assets of these entities exceeding their book carrying values at the time of our acquisition of interests in these entities.

On a quarterly basis, we monitor the underlying business fundamentals of our investments in unconsolidated affiliates and test such investments for impairment when impairment indicators are present.  We have the intent and ability to hold these investments, which are integral to our operations.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 8.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets by segment at March 31, 2009:

	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services	$537.3	$(195.4)	$341.9
Onshore Natural Gas Pipelines & Services	473.3	(147.4)	325.9
Offshore Pipelines & Services	207.0	(94.7)	112.3
Petrochemical Services	67.9	(13.6)	54.3
Total	$1,285.5	$(451.1)	$834.4

Goodwill

The following table summarizes our goodwill amounts by segment at March 31, 2009:

NGL Pipelines & Services	$269.0
Onshore Natural Gas Pipelines & Services	282.1
Offshore Pipelines & Services	82.1
Petrochemical Services	73.7
Total	$706.9

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 9.  Debt Obligations

Our consolidated debt obligations consisted of the following at March 31, 2009:

EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due November 2012	$1,234.1
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010 (1)	54.0
Petal GO Zone Bonds, variable rate, due August 2037	57.5
Yen Term Loan, 4.93% fixed-rate, due March 2009 (2)	--
Senior Notes B, 7.50% fixed-rate, due February 2011	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0
Senior Notes F, 4.625% fixed-rate, due October 2009 (1)	500.0
Senior Notes G, 5.60% fixed-rate, due October 2014	650.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0
Senior Notes I, 5.00% fixed-rate, due March 2015	250.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0
Senior Notes K, 4.950% fixed-rate, due June 2010	500.0
Senior Notes L, 6.30% fixed-rate, due September 2017	800.0
Senior Notes M, 5.65% fixed-rate, due April 2013	400.0
Senior Notes N, 6.50% fixed-rate, due January 2019	700.0
Senior Notes O, 9.75% fixed-rate, due January 2014	500.0
Duncan Energy Partners’ debt obligations:
DEP Revolving Credit Facility, variable rate, due February 2011	188.0
DEP Term Loan, variable rate, due December 2011	282.3
Total principal amount of senior debt obligations	8,015.9
EPO Junior Subordinated Notes A, fixed/variable rate, due August 2066	550.0
EPO Junior Subordinated Notes B, fixed/variable rate, due January 2068	682.7
Total principal amount of senior and junior debt obligations	9,248.6
Other, non-principal amounts:
Change in fair value of debt-related derivative instruments	49.5
Unamortized discounts, net of premiums	(7.2)
Unamortized deferred net gains related to terminated interest rate swaps	16.4
Total other, non-principal amounts	58.7
Total long-term debt	$9,307.3

(1)   In accordance with SFAS 6, Classification of Short-Term Obligations Expected to be Refinanced, long-term and current maturities of debt reflects the classification of such obligations at March 31, 2009.  With respect to Senior Notes F due in October 2009 and the Pascagoula MBFC Loan due in March 2010, we have the ability to use available credit capacity under EPO’s Multi-Year Revolving Credit Facility to fund the repayment of this debt.
(2)   The Yen Term Loan matured on March 30, 2009 and was replaced with the $200.0 Million Term Loan (see Note 15).

Parent-Subsidiary Guarantor Relationships

Enterprise Products Partners L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of the DEP Revolving Credit Facility and the DEP Term Loan.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.

Letters of Credit

At March 31, 2009 Enterprise Products Partners had $1.0 million in a standby letter of credit outstanding.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

EPO’s Debt Obligations

Apart from that discussed below, there have been no significant changes in the terms of our debt obligations since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 12, 2009.

$200.0 Million Term Loan. On April 1, 2009, EPO entered into a $200.0 Million Term Loan, which replaced its borrowing availability under the Yen Term Loan that matured on March 30, 2009.  See Note 15 for additional information regarding this subsequent event.

Dixie Revolving Credit Facility

The Dixie Revolving Credit Facility was terminated in January 2009.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at March 31, 2009.

Information Regarding Variable Interest Rates Paid

The following table shows the weighted-average interest rate paid on our consolidated variable-rate debt obligations during the three months ended March 31, 2009.

Weighted-Average
Interest Rate
Paid
EPO’s Multi-Year Revolving Credit Facility	1.05%
DEP Revolving Credit Facility	2.05%
DEP Term Loan	1.50%
Petal GO Zone Bonds	0.56%

Consolidated Debt Maturity Table

The following table presents the scheduled maturities of principal amounts of our debt obligations for the next five years and in total thereafter.

2009	$--
2010	500.0
2011	920.3
2012	1,788.1
2013	750.0
Thereafter	5,290.2
Total scheduled principal payments	$9,248.6

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Debt Obligations of Unconsolidated Affiliates

We have two unconsolidated affiliates with long-term debt obligations.  The following table shows (i) our ownership interest in each entity at March 31, 2009, (ii) total debt of each unconsolidated affiliate at March 31, 2009 (on a 100% basis to the affiliate) and (iii) the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership
	Interest	Total	2009	2010	2011
Poseidon	36%	$98.0	$--	$--	$98.0
Evangeline	49.5%	15.7	5.0	3.2	7.5
Total		$113.7	$5.0	$3.2	$105.5

The credit agreements of our unconsolidated affiliates contain various affirmative and negative covenants, including financial covenants.  These businesses were in compliance with such covenants at March 31, 2009.  The credit agreements of our unconsolidated affiliates also restrict their ability to pay cash dividends if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend is scheduled to be paid.

There have been no significant changes in the terms of the debt obligations of our unconsolidated affiliates since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 12, 2009.

Note 10.  Equity and Noncontrolling Interest

At March 31, 2009, equity consisted of the capital account of Enterprise GP Holdings, accumulated other comprehensive loss and noncontrolling interest.  Enterprise GP Holdings is a publicly traded limited partnership that completed an initial public offering of its common units in August 2005 and trades on the NYSE under the ticker symbol “EPE.”

Accumulated other comprehensive loss

The following table summarizes transactions affecting our accumulated other comprehensive loss.

Accumulated
Other
Comprehensive
Loss
Balance
Balance, December 31, 2008	$(2.0)
Net commodity financial instrument losses during period	(0.6)
Net interest rate financial instrument losses during period	(0.2)
Balance, March 31, 2009	$(2.8)

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Noncontrolling Interest

The following table shows the components of noncontrolling interest at March 31, 2009:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,215.1
Related party owners of Enterprise Products Partners (2)	699.1
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (3)	279.8
Joint venture partners (4)	111.8
Accumulated other comprehensive loss attributable to noncontrolling interest	(139.6)
Total noncontrolling interest on Consolidated Balance Sheet	$6,166.2

(1)   Consists of non-affiliate public unitholders of Enterprise Products Partners.
(2)   Consists of unitholders of Enterprise Products Partners that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.
(3)   Consists of non-affiliate public unitholders of Duncan Energy Partners.
(4)   Represents third-party ownership interests in joint ventures that we consolidate, including Seminole Pipeline Company, Tri-States Pipeline, L.L.C., Independence Hub, LLC and Wilprise Pipeline Company, L.L.C.

Note 11.  Business Segments

We have four reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Offshore Pipelines & Services and Petrochemical Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Reportable Segments
		Onshore
	NGL	Natural Gas	Offshore		Adjustments
	Pipelines	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At March 31, 2009	$6,198.8	$4,436.5	$1,378.9	$699.5	$792.0	$13,505.7
Investments in and advances to unconsolidated affiliates: (see Note 7)
At March 31, 2009	138.6	284.2	496.6	16.2	--	935.6
Intangible assets, net: (see Note 8)
At March 31, 2009	341.9	325.9	112.3	54.3	--	834.4
Goodwill: (see Note 8)
At March 31, 2009	269.0	282.1	82.1	73.7	--	706.9

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 12.  Related Party Transactions

The following table summarizes related party amounts at March 31, 2009.

Accounts receivable - related parties:
EPCO and affiliates	$38.5
Energy Transfer Equity and subsidiaries	16.5
Total	$55.0

Accounts payable - related parties:
EPCO and affiliates	$20.4
Energy Transfer Equity and subsidiaries	1.6
Total	$22.0

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Significant Relationships and Agreements with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not a part of our consolidated group of companies:

▪	EPCO and its privately-held subsidiaries;

▪	Enterprise GP Holdings, which owns and controls EPGP;

▪	TEPPCO, which is owned and controlled by Enterprise GP Holdings; and

▪	the Employee Partnerships.

We also have an ongoing relationship with Duncan Energy Partners, the balance sheet of which is consolidated with our own balance sheet.  Our transactions with Duncan Energy Partners are eliminated in consolidation.  A description of our relationship with Duncan Energy Partners is presented within this Note 12.

EPCO is a privately-held company controlled by Dan L. Duncan, who is also a director and Chairman of EPGP.  At March 31, 2009, EPCO and its affiliates beneficially owned 155,731,708 (or 34.2%) of Enterprise Products Partners’ outstanding common units, which includes 13,670,925 of Enterprise Products Partners’ common units owned by Enterprise GP Holdings.  In addition, at March 31, 2009, EPCO and its affiliates beneficially owned 77.8% of the limited partner interests of Enterprise GP Holdings and 100% of its general partner, EPE Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP.  The principal business activity of EPGP is to act as Enterprise Products Partners’ managing partner.  The executive officers and certain of the directors of EPGP and EPE Holdings are employees of EPCO.

In connection with its general partner interest in Enterprise Products Partners, EPGP received cash distributions of $40.1 million from Enterprise Products Partners during the three months ended March 31, 2009.  This amount includes incentive distributions of $35.2 million for the three months ended March 31, 2009.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners and EPGP are both separate legal entities apart from each other and apart from EPCO, Enterprise GP Holdings and their respective other affiliates, with assets and liabilities that are separate from those of EPCO, Enterprise GP Holdings and their respective other affiliates.  EPCO and its privately-held subsidiaries depend on the cash distributions they receive from Enterprise Products Partners, Enterprise GP Holdings and other investments to fund their other operations and to meet their debt obligations.  EPCO and its privately-held affiliates received from Enterprise Products Partners and Enterprise GP Holdings $109.3 million in cash distributions during the three months ended March 31, 2009.

EPCO ASA.  We have no employees. Substantially all of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  Enterprise Products Partners, Duncan Energy Partners, Enterprise GP Holdings, TEPPCO and our respective general partners are among the parties to the ASA.

Relationship with TEPPCO

TEPPCO became a related party to us in February 2005 when its general partner was acquired by privately-held affiliates of EPCO.  Our relationship was further reinforced by the acquisition of TEPPCO’s general partner by Enterprise GP Holdings in May 2007.  Enterprise GP Holdings also owns EPGP.

In August 2006, we became joint venture partners with TEPPCO in Jonah.  We own an approximate 19.4% interest in Jonah and TEPPCO owns the remaining 80.6% interest.  Our investment in Jonah at March 31, 2009 was $252.6 million.

In August 2008, we, together with TEPPCO and Oiltanking Holding Americas, Inc. (“Oiltanking”), announced the formation of the Texas Offshore Port System.  On April 16, 2009, we, along with TEPPCO, dissociated ourselves from the Texas Offshore Port System general partnership.   See Note 15 for information regarding this subsequent event.

In April 2009, Enterprise Products Partners announced the proposal made in March 2009 to acquire all of the outstanding partnership interests of TEPPCO.  For more information on this subsequent event, see Note 15.

Relationship with Energy Transfer Equity

In May 2007, Enterprise GP Holdings acquired equity method investments in, and therefore is a related party to, Energy Transfer Equity and its general partner.  As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

We have a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP.  Titan purchases substantially all of its propane requirements from Enterprise Products Partners.  The contract continues until March 31, 2010 and contains renewal and extension options.  We and Energy Transfer Company (“ETC OLP”) transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to Enterprise Products Partners.

Relationship with Duncan Energy Partners

Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering of 14,950,000 common units and acquired controlling interests in five midstream energy businesses from EPO in a dropdown transaction (the “DEP I Midstream Businesses”).  On December 8, 2008, through a second dropdown transaction, Duncan Energy Partners acquired controlling interests in an additional three midstream energy businesses from EPO (the “DEP II Midstream Businesses”).  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

objectives of EPO and other affiliates under common control.   Duncan Energy Partners is engaged in the business of transporting and storing NGLs and petrochemical products and gathering, transporting, storing and marketing of natural gas.

At March 31, 2009, Duncan Energy Partners was owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP, which is a wholly owned subsidiary of EPO.  DEP GP is responsible for managing the business and operations of Duncan Energy Partners.  DEP Operating Partnership, L.P., a wholly owned subsidiary of Duncan Energy Partners, conducts substantially all of Duncan Energy Partners’ business.

At March 31, 2009, EPO owned approximately 74.1% of Duncan Energy Partners’ limited partner interests and 100% of its general partner.

Enterprise Products Partners has continued involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes Duncan Energy Partners’ storage services to support its Mont Belvieu fractionation and other businesses; (ii) it buys from, and sells to, Duncan Energy Partners natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas that is owned by Duncan Energy Partners.

Omnibus Agreement.  Under the Omnibus Agreement, EPO agreed to make additional contributions to Duncan Energy Partners as reimbursement for Duncan Energy Partners’ 66% share of any excess construction costs above the (i) $28.6 million of estimated capital expenditures to complete Phase II expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated construction costs for additional brine production capacity and above-ground storage reservoir projects at Mont Belvieu, Texas.  Both projects were underway at the time of Duncan Energy Partners’ initial public offering.  EPO made cash contributions to Duncan Energy Partners of $1.4 million in connection with the Omnibus Agreement during the three months ended March 31, 2009.  The majority of these contributions related to funding the Phase II expansion costs of the DEP South Texas NGL Pipeline System.  EPO will not receive an increased allocation of earnings or cash flows as a result of these contributions to South Texas NGL and Mont Belvieu Caverns.

Mont Belvieu Caverns’ LLC Agreement.  EPO made cash contributions of $9.4 million under the Mont Belvieu Caverns limited liability company agreement during the three months ended March 31, 2009 to fund 100% of certain storage-related projects for the benefit of EPO’s NGL marketing activities.  At present, Mont Belvieu Caverns is not expected to generate any identifiable incremental cash flows in connection with these projects; thus, the sharing ratio for Mont Belvieu Caverns is not expected to change from the current sharing ratio of 66% for Duncan Energy Partners and 34% for EPO.  EPO expects to make additional contributions of approximately $21.6 million to fund such projects in 2009.  The constructed assets will be the property of Mont Belvieu Caverns.

Company and Limited Partnership Agreements – DEP II Midstream Businesses. Enterprise Holdings III, LLC (“Enterprise III”) has not yet participated in expansion project spending with respect to the DEP II Midstream Businesses, although it may elect to invest in existing or future expansion projects at a later date. As a result, Enterprise GTM Holdings L.P. has funded 100% of such growth capital spending and its Distribution Base has increased from $473.4 million at December 31, 2008 to $586.8 million at March 31, 2009.  The Enterprise III Distribution Base was unchanged at $730.0 million at March 31, 2009.

Relationships with Unconsolidated Affiliates

Our significant related party revenue and expense transactions with unconsolidated affiliates consist of the sale of natural gas to Evangeline and Promix.  In addition, we purchase NGL storage, transportation and fractionation services from Promix and natural gas from Jonah.  For additional information regarding our unconsolidated affiliates, see Note 7.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Note 13.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as a defendant in litigation and legal proceedings, including regulatory and environmental matters.  Although we are insured against various risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings.  We are unaware of any litigation, pending or threatened, that we believe is reasonably likely to have a significant adverse effect on our financial position.

We evaluate our ongoing litigation based upon a combination of litigation and settlement alternatives.  These reviews are updated as the facts and combinations of the cases develop or change.  Assessing and predicting the outcome of these matters involves substantial uncertainties.  In the event that the assumptions we used to evaluate these matters change in future periods or new information becomes available, we may be required to record a liability for an adverse outcome.  In an effort to mitigate potential adverse consequences of litigation, we could also seek to settle legal proceedings brought against us.  We have not recorded any significant reserves for any litigation in our financial statements.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or our affiliates.  Mr. Brinckerhoff filed an amended complaint on July 12, 2007.  The amended complaint names as defendants (i) TEPPCO, certain of its current and former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into specified transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant and certain gas processing rights to Enterprise Products Partners March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s incentive distribution rights in exchange for TEPPCO common units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) an award to plaintiff of the costs of the action, including fees and expenses of his attorneys and experts. By its Opinion and Order dated November 25, 2008, the Court of Chancery dismissed Mr. Brinckerhoff’s individual and putative class action claims with respect to the amendments to TEPPCO’s partnership agreement.  Although we believe there are valid defenses to the claims and we will defend ourselves vigorously, this lawsuit is at an early stage, and in view of the inherent risks and unpredictability of litigation, no assurance can be given as to the outcome of this litigation.  See Note 12 for additional information regarding our relationship with TEPPCO.

On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the U.S. Department of Justice (“DOJ”) related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline (“Magellan Ammonia Pipeline”) owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”), and a previous release of ammonia on September 27, 2004 from the same pipeline.  EPO was the operator of this pipeline until July 1, 2008. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

for the civil matter.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas.  The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against Enterprise Products Partners and others on April 15, 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.   Defendants and the State agreed to certain stipulations that, among other things, require Enterprise Products Partners to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  Enterprise Products Partners has complied with the stipulations and the State has dismissed the portions of the complaint seeking the temporary restraining order and injunction.  We believe that the settlement of any penalties with the State will not have a material impact on our consolidated financial position.

In January 2009, the State of New Mexico filed suit in District Court in Santa Fe County, New Mexico, under the New Mexico Air Quality Control Act.  The lawsuit arose out of a February 27, 2008 Notice Of Violation issued to Marathon Oil Corp. (“Marathon”) as operator of the Indian Basin natural gas processing facility located in Eddy County, New Mexico.  Enterprise Products Partners owns a 42.4% undivided interest in the assets comprising the Indian Basin facility.  The State alleges violations of its air laws, and Marathon believes there has been no adverse impact to public health or the environment, having implemented voluntary emission reduction measures over the years.  The State seeks penalties above $100,000.  Marathon continues to work with the State to determine if resolution of the case is possible. We believe that any potential penalties will not have a material impact on our consolidated financial position.

See Note 15 for a subsequent event regarding new litigation involving EPGP, Enterprise Products Partners and TEPPCO.

Contractual Obligations

Scheduled maturities of long-term debt.  With the exception of routine fluctuations in the balance of our consolidated revolving credit facilities, there have been no significant changes in our consolidated scheduled maturities of long-term debt since those reported in our Audited Consolidated Balance Sheet for the year ended December 31, 2008, which was included as an exhibit to the Current Report on Form 8-K filed by Enterprise Products Partners on March 12, 2009.

Purchase obligations.  Apart from that discussed below, there have been no material changes in our consolidated purchase obligations since December 31, 2008.

Due to Enterprise Products Partners’ exit from the Texas Offshore Port System partnership, our capital expenditure commitments decreased by an estimated $68.0 million.  See Note 15 for additional information regarding this subsequent event.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of March 31, 2009, claims against us totaled approximately $4.6 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our Unaudited Condensed Consolidated Balance Sheet.

Note 14.   Significant Risks and Uncertainties – Weather-Related Risks

EPCO expects to renew its property insurance policies on or before June 1, 2009.  In light of the recent history associated with hurricane and other weather-related events, it is expected that renewal of policies for weather-related risks will result in significant increases in the cost of coverage as well as the physical damage and business interruption deductibles.  With regard to windstorm events, EPCO may be unable to purchase coverage equivalent to existing policies due to changes in limits, terms and conditions of such insurance.

In the third quarter of 2008, our onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.  The disruptions in natural gas, NGL and crude oil production caused by these storms resulted in decreased volumes for some of our pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which, in turn, caused a decrease in gross operating margin from these operations.  We are in the process of filing property damage insurance claims to the extent repair costs exceed deductible amounts.  Due to the recent nature of these storms, we are still evaluating the total cost of repairs and the potential for business interruption claims on certain assets.

We received $23.2 million of property damage proceeds during the three months ended March 31, 2009 related to Hurricane Katrina.  At March 31, 2009, we have $12.8 million of estimated property damage claims outstanding related to storms that we believe are probable of collection during the next twelve months and $52.2 million thereafter.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur as, if and when additional information becomes available.

Note 15.  Subsequent Events

EPO Executes $200.0 Million Term Loan

On April 1, 2009, EPO entered into a $200.0 Million Term Loan, which replaced its borrowing availability under the Yen Term Loan that matured on March 30, 2009.  EPO’s obligations under the term loan are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The $200.0 Million Term Loan will mature on September 29, 2009.

Interest accrues on the term loan at a rate per annum equal to LIBOR plus 2.875%.  The term loan contains customary representations, warranties, covenants and events of default, the occurrence of which would permit the lenders to accelerate the maturity date of the loan.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

Enterprise Products Partners Exits Texas Offshore Port System Partnership

On April 21, 2009, Enterprise Products Partners announced that, effective April 16, 2009, its affiliate elected to dissociate, or exit from, the Texas Offshore Port System partnership and forfeit its investment and one-third ownership interest in the partnership.  An affiliate of TEPPCO also elected to dissociate from the Texas Offshore Port System partnership effective at the same time.  The decision to dissociate from the Texas Offshore Port System partnership was in connection with a disagreement with one of Enterprise Products Partners’ partners, an affiliate of Oiltanking.

In a response to the notices of dissociation, Oiltanking has alleged that the dissociation of Enterprise Products Partners’ and TEPPCO’s affiliates was wrongful and in breach of the Texas Offshore Port System partnership agreement.  Enterprise Products Partners believes that its actions in dissociating from the partnership are permitted by, and in accordance with, the terms of the Texas Offshore Port System partnership agreement and, should the need arise, they intend to vigorously defend such actions.

Discussions with TEPPCO Regarding Potential Combination and Related Matters

On April 29, 2009, Enterprise Products Partners announced a proposal to acquire all of the outstanding partnership interests of TEPPCO.  The consideration proposed by Enterprise Products Partners included 1.043 of its common units for each issued and outstanding TEPPCO unit and cash equal to $1.00 per TEPPCO unit.  Based on the current number of outstanding TEPPCO units, this consideration for TEPPCO units would consist of an aggregate of approximately 109.5 million of Enterprise Products Partners’ common units and $105.0 million in cash.  This consideration would have represented $21.89 per unit, or a premium of approximately 4.8%, based on the 10-day average closing prices of TEPPCO units and Enterprise Products Partners’ common units on March 6, 2009, the business day prior to the date on which Enterprise Products Partners made this proposal to TEPPCO.

Enterprise Products Partners made the proposal after consultation with EPGP’s Audit, Conflicts and Governance (“ACG”) Committee of the Board of Directors.  The proposal did not specify consideration to be paid for TEPPCO’s general partner interests, including incentive distribution rights, or other financial terms or consideration.  Enterprise Products Partners does not currently own any TEPPCO units.

TEPPCO’s general partner interests, including incentive distribution rights, are owned by TEPPCO GP. TEPPCO GP is owned by Enterprise GP Holdings.  Enterprise GP Holdings owns approximately 4.2% of the outstanding units of TEPPCO, approximately 3.0% of Enterprise Products Partners outstanding common units and EPGP.  Accordingly, we expect definitive terms of any combination will require the approval of our ACG Committees, TEPPCO and Enterprise GP Holdings.  We cannot predict whether the terms of a potential combination will be agreed upon initially by EPGP’s ACG Committee, the ACG Committee of the general partner of TEPPCO, or whether any potential combination if agreed upon by TEPPCO and Enterprise Products Partners would be acceptable to the Board of Directors of Enterprise GP Holdings’ general partner or its ACG Committee.  We believe that any combination with TEPPCO would require the approval of TEPPCO’s unitholders in accordance with its partnership agreement.

On April 29, 2009, Enterprise Products Partners received notice from a special committee formed by TEPPCO to evaluate the proposed acquisition that it does not support the proposal in its current form; however, it would be willing to consider a revised proposal.  We do not intend to publicly comment on further discussions unless and until a definitive agreement is reached.

On April 29, 2009, Peter Brinckerhoff and Renee Horowitz, as Attorney in Fact for Rae Kenrow, purported unitholders of TEPPCO, filed separate complaints in the Court of Chancery of New Castle County in the State of Delaware, as putative class actions on behalf of other unitholders of TEPPCO, concerning a proposal made by Enterprise Products Partners to TEPPCO’s general partner, TEPPCO GP, to acquire by merger the limited partnership units of TEPPCO (the “Proposed Merger”).  The complaints

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

name as defendants EPGP; Enterprise Products Partners; TEPPCO GP; each of the directors of TEPPCO GP; EPCO; and Dan L. Duncan.

The complaints allege, among other things, that the terms of the Proposed Merger are unfair to TEPPCO’s unitholders, and that the proposed merger is an attempt to extinguish, without consideration a separate derivative action that previously had been filed on behalf of TEPPCO by Peter Brinckerhoff against EPGP; Enterprise Products Partners; EPCO; Dan L. Duncan; TEPPCO GP; and certain of TEPPCO GP’s current and former directors.  The complaints further allege that the process through which a special committee of the ACG Committee of TEPPCO GP was appointed to consider the Proposed Merger is contrary to the spirit and intent of TEPPCO’s partnership agreement and constitutes a breach of the implied covenant of fair dealing.

The complaints seek relief (i) enjoining defendants and all persons acting in concert with them from pursuing the Proposed Merger; (ii) rescinding the Proposed Merger to the extent it is consummated or awarding rescissory damages in respect thereof; (iii) directing defendants to account to plaintiffs and the purported class for all damages suffered or to be suffered by them as a result of defendants’ wrongful conduct; and (iv) awarding plaintiffs costs of the actions, including fees and expenses of their attorneys and experts.